EXHIBIT 10.2

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is effective as of April 28, 2006, by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

RECITALS

A.            Borrower is currently indebted to Lender pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Lender dated as of December 30, 2002, as amended from time to time (“Credit Agreement”).

B.            Lender and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.             Defined Terms. Capitalized terms used in this Amendment that are defined in the Credit Agreements shall have the same meanings as defined therein, unless otherwise defined herein.

In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“Borrowing Base” means at any time the lesser of:

(a)           the Maximum Line; or

(b)           subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)            80% of Eligible Accounts; plus

(ii)                                  the lesser of (aa) 35% of Eligible Inventory constituting raw material, plus 40% of Eligible Inventory constituting finished goods, or (bb) $3,000,000.

Subparagraph (xiii) of the definition for “Eligible Accounts” is hereby deleted in its entirety and replaced with the following:

(xiii)         Accounts owed by an account debtor, regardless of whether otherwise eligible, if 10% (or 25% with respect to Accounts owing by General Electric (“GE”) or any GE affiliate or subsidiary of GE or by Semitool, Inc.) or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii) or (xi) above; and

Subparagraph (ix) of the definition for “Eligible Inventory” is hereby deleted in its entirety and replaced with the following:

(ix)           All Inventory at any location other than the premises owned by the Borrower in Bemidji, MN and Fairmont, MN; and

“Floating Rate” means:

(a)                                  With respect to the Revolving Note, an annual interest rate equal to the Base Rate minus one-quarter of one percent (0.25%), which interest rate shall change when and as the Base Rate changes;

(b)                                 With respect to the Equipment Term Note, an annual interest rate equal to the Base Rate, which interest rate shall change when and as the Base Rate changes; and

(c)                                  With respect to the Real Estate Term Note, an annual interest rate equal to the Base Rate, which interest rate shall change when and as the Base Rate changes;

“Maturity Date” means April 30, 2008 for the Revolving Note, February 5, 2007 for the Equipment Term Note and July 31, 2011 for the Real Estate Term Note.

“Maximum Line” means $10,000,000 unless said amount is reduced pursuant to Section 2.14, in which event it means such lower amount.

2.             Amended Revolving Note.  In conjunction with this Amendment, Borrower shall execute and deliver that certain Amended and Restated Revolving Note of even date herewith made payable to the order of the Lender in the original principal amount of $10,000,000 (as hereinafter amended, modified, supplemented or replaced, the “Amended Revolving Note”).  All references to the Revolving Note contained in the Credit Agreement shall refer to the Amended Revolving Note.

3.             Amended Real Estate Term Note.  In conjunction with this Amendment, Borrower shall execute and deliver that certain Amended and Restated Real Estate Term Note of even date herewith made payable to the order of the Lender in the original principal amount of $2,500,000 (as hereinafter amended, modified, supplemented or replaced, the “Amended Real Estate Term Note”).  All references to the Real Estate Term Note contained in the Credit Agreement shall refer to the Amended Real Estate Term Note.  The Borrower acknowledges and agrees that as of April 28, 2006, the outstanding principal balance of the Real Estate Term Note is $1,805,555.50.

4.             Financial Covenants.  Subsections 6.2(b) and (c) of the Credit Agreement are hereby deleted in their entirety and restated as follows:

(b)           Minimum Tangible Net Worth. The Borrower will on a consolidated basis maintain its Tangible Net Worth at and as of each fiscal quarter end at an amount not less than $15,000,000.

(c)           Maximum Debt to Tangible Net Worth Ratio. The Borrower will on a consolidated basis maintain its Debt to Tangible Net Worth ratio, determined as at the end of each quarter, at not more than 2.00 to 1.00.

5.             Compliance Certificate.  The borrower further agrees that the Compliance Certificate attached to the Credit Agreement as Exhibit B is amended in its entirety and replaced by the Compliance Certificate attached as Exhibit B hereto.

6.             Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $2,500.00 in consideration of the Lender’s execution and delivery of this Amendment.

7.             Conditions Precedent.  This Amendment shall be effective when the Lender shall have received an executed original hereof together with the following:

(a)           Amended Revolving Note executed by the Borrower;

(b)           First Amendment to Mortgage executed by the Borrower;

(c)           Amended Real Estate Term Note;

(d)           Payment of the fee described in Paragraph 6 above; and

(e)           Such other documents as requested by the Lender.

8.             No Other Changes.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  This Amendment and the Credit Agreement shall be read together, as one document.

9.             Representations and Warranties.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

10.           References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

11.           No Waiver. Unless otherwise provided for herein, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under either of the Credit Agreements or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

12.           Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

13.           Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreements to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the

Borrower under the Credit Agreements, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

14.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed as of the day and year first written above.

NORTECH SYSTEMS INCORPORATED		WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Richard G. Wasielewski	By:	/s/ Mark T. Lundquist
Name:	Richard G. Wasielewski		Mark T. Lundquist
Its Chief Financial Officer/Treasurer		Its Vice President

Exhibit B to Amended and Restated Credit and Security Agreement

Compliance Certificate

To:	Mark T. Lundquist
Wells Fargo Bank, N.A.
Date:	, 200
Subject:	Nortech Systems, Incorporated
Financial Statements

In accordance with our Amended and Restated Credit and Security Agreement dated as of December 30, 2002 (the “Credit Agreement”), attached are the financial statements of Nortech Systems, Incorporated (the “Borrower”) as of and for               , 200     (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

As of each quarterly reporting period, I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the date thereof.

Events of Default. (Check one):

☐            The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐            The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to Section 2.10(d) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Financial Covenants. I further hereby certify as follows:

1.                                       Minimum Debt Service Coverage Ratio. Section 6.2(a) of the Credit Agreement.

Required Ratio: 1.50 to 1.00 as of the end of each fiscal quarter.

As of the Reporting Date, Borrower’s quarterly consolidated Debt Service Coverage Ratio (calculated as shown on attached work sheet) was          to 1.00 .

2.                                       Minimum Tangible Net Worth. Section 6.2(b) of the Credit Agreement.

Required Covenant: $15,000,000 as of the end of each fiscal quarter.

As of the Reporting Date, Borrower’s consolidated Tangible Net Worth was $                    .

3.             Maximum Debt to Tangible Net Worth Ratio. Section 6.2(c) of the Credit Agreement.

Required Ratio: 2.00 to 1.00 as of the end of each fiscal quarter.

As of the Reporting Date, Borrower’s quarterly consolidated Debt Service Coverage Ratio (calculated as shown on attached work sheet) was          to 1.00.

4.             Minimum Net Income.  Section 6.2(d) of the Credit Agreement.

Required Covenant: the greater of (i) $0 or (ii) the sum of the Borrower’s principal payments on all indebtedness for borrowed money (including capital lease obligations), less depreciation and amortization, determined quarterly on a rolling four quarter basis.
The Borrower’s consolidated Net Income for the year-to-date period ending on the Reporting Date was $                       .

5.             Capital Expenditures. Section 6.2(e) of the Credit Agreement.

Required Covenant: No more than $2,000,000 in aggregate per fiscal year.

As of the Reporting Date, Borrower’s consolidated year-to-date capital expenditures was $                     .

6.             Working Capital. Section 6.2(f) of the Credit Agreement.

Required Covenant: $8,000,000 as of the end of each fiscal quarter.

As of the Reporting Date, Borrower’s Working Capital was $                     .

Attached to are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

NORTECH SYSTEMS, INCORPORATED

By
Name: Richard G. Wasielewski
Its Chief Financial Officer/Treasurer